Exhibit 99.1

To our shareowners:

The Power of Invention

“To us, the value of Amazon Web Services is undeniable – in twenty seconds, we can double our server capacity. In a high-growth environment like ours and with a small team of developers, it’s very important for us to trust that we have the best support to give to the music community around the world. Five years ago, we would have crashed and been down without knowing when we would be back. Now, because of Amazon’s continued innovation, we can provide the best technology and continue to grow.” That’s Christopher Tholen, the Chief Technology Officer of BandPage. His comments about how AWS helps with the critical need to scale compute capacity quickly and reliably are not hypothetical: BandPage now helps 500,000 bands and artists connect with tens of millions of fans.

“So, I started selling on Amazon in April of 2011, and by the time we became the top Amazon lunchbox seller in June, we had between 50 and 75 orders a day. When we hit August and September – our busiest time, with the start of the school year – we had 300, sometimes 500 orders a day. It was just phenomenal… I’m using Amazon to fulfill my orders, which makes my life easier. Plus, when my customers found out they could get free shipping with Prime subscriptions, the lunchboxes began selling like crazy.” Kelly Lester is the “mom entrepreneur” of EasyLunchboxes, her own innovative line of easy-to-pack, environmentally friendly lunchbox containers.

“I sort of stumbled onto it, and it opened a whole new world for me. Since I had over a thousand [book] titles at my house, I thought, ‘I’ll give this a try.’ I sold some and I kept expanding it and expanding it, and come to find out this was so much fun I decided I don’t ever want to get another job again. And I’ve got no boss – other than my wife, that is. What could be better than that? We actually work together on this. We both go out hunting, so it’s a team effort that’s worked out very well. We sell about 700 books a month. We ship between 800 and 900 to Amazon each month and Amazon ships out the 700 that people buy. Without Amazon handling shipping and customer service, my wife and I would have to be running to the post office or someplace every day with dozens of packages. With that part taken care of for us, life is much simpler… This is a terrific program and I love it. After all, Amazon supplies the customers and even ships the books. I mean, how can it get better than that?” Bob Frank founded RJF Books and More after getting laid off in the midst of the economic downturn. He and his wife split their time between Phoenix and Minneapolis, and he describes finding the books he sells like “a treasure hunt every day.”

“Because of Kindle Direct Publishing, I earn more royalties in one month than I ever did in a year of writing for a traditional house. I have gone from worrying about if I will be able to pay the bills – and there were many months when I couldn’t – to finally having real savings, even thinking about a vacation; something I haven’t done in years… Amazon has allowed me to really spread my wings. Prior, I was boxed into a genre, yet I had all of these other books I wanted to write. Now I can do just that. I manage my career. I feel as if I finally have a partner in Amazon. They understand this business and have changed the face of publishing for the good of the writer and the reader, putting choices back into our hands.” That’s A. K. Alexander, author of Daddy’s Home, one of the top 100 best-selling Kindle books in March.

“I had no idea that March of 2010, the first month I decided to publish on KDP, would be a defining moment in my life. Within a year of doing so, I was making enough on a monthly basis to quit my day job and focus on writing full time! The rewards that have sprung out of deciding to publish through KDP have been nothing short of life changing. Financially. Personally. Emotionally. Creatively. The ability to write full time, to be home with my family, and to write exactly what I want without the input of a legacy publisher marketing committee wanting to have a say in every detail of my writing, has made me a stronger writer, a more prolific writer, and most importantly a far happier one…. Amazon and KDP are literally enabling creativity in the publishing world and giving writers like me a shot at their dream, and for that I am forever grateful.” That’s Blake Crouch, author of several thrillers, including the Kindle best seller Run.

“Amazon has made it possible for authors like me to get their work in front of readers and has changed my life. In a little over a year, I have sold nearly 250,000 books through the Kindle and have traded in old dreams for bigger and better ones. Four of my books have hit the Top 100 Kindle Best Sellers List. Also, I have been approached by agents, foreign sales people, and two movie producers, and have received mentions in the LA Times, Wall Street Journal, and PC Magazine, and was recently interviewed by USA Today. Mostly, I am excited that all writers now have the opportunity to get their work in front of readers without jumping through insurmountable hoops. Writers have more options and readers have more choices. The publishing world is changing fast, and I plan to enjoy every minute of the ride.” Theresa Ragan is the KDP author of multiple Kindle best sellers including Abducted.

“Past age 60 and in the midst of the recession, my wife and I found our income options severely limited. KDP was my one shot at a lifelong dream – our only chance at financial salvation. Within months of publishing, KDP has completely changed our lives, enabling this aging nonfiction writer to launch a brand-new career as a best-selling novelist. I can’t say enough on behalf of Amazon and the many tools that they make available to independent authors. Without reservation, I urge fellow writers to investigate and seize the opportunities that KDP offers. As I’ve happily discovered, there is zero downside risk – and the potential is virtually unlimited.” Robert Bidinotto is the author of the Kindle best seller Hunter: A Thriller.

“I leveraged KDP’s technology to blow through all the traditional gatekeepers. Can you imagine how that feels, after struggling so hard, for so long, for every … single … reader? Now, inspirational fiction lovers I never would have reached are enjoying Nobody and my other two novels from the Kindle Store at $2.99. I’ve always wanted to write a Cinderella story. Now I have. And, thanks to Prince Charming (KDP), there will be more to come…” Creston Mapes is the author of the Kindle best seller Nobody.

Invention comes in many forms and at many scales. The most radical and transformative of inventions are often those that empower others to unleash their creativity – to pursue their dreams. That’s a big part of what’s going on with Amazon Web Services, Fulfillment by Amazon, and Kindle Direct Publishing. With AWS, FBA, and KDP, we are creating powerful self-service platforms that allow thousands of people to boldly experiment and accomplish things that would otherwise be impossible or impractical. These innovative, large-scale platforms are not zero-sum – they create win-win situations and create significant value for developers, entrepreneurs, customers, authors, and readers.

Amazon Web Services has grown to have thirty different services and thousands of large and small businesses and individual developers as customers. One of the first AWS offerings, the Simple Storage Service, or S3, now holds over 900 billion data objects, with more than a billion new objects being added every day. S3 routinely handles more than 500,000 transactions per second and has peaked at close to a million transactions per second. All AWS services are pay-as-you-go and radically transform capital expense into a variable cost. AWS is self-service: you don’t need to negotiate a contract or engage with a salesperson – you can just read the online documentation and get started. AWS services are elastic – they easily scale up and easily scale down.

In just the last quarter of 2011, Fulfillment by Amazon shipped tens of millions of items on behalf of sellers. When sellers use FBA, their items become eligible for Amazon Prime, for Super Saver Shipping, and for Amazon returns processing and customer service. FBA is self-service and comes with an easy-to-use inventory management console as part of Amazon Seller Central. For the more technically inclined, it also comes with a set of APIs so that you can use our global fulfillment center network like a giant computer peripheral.

I am emphasizing the self-service nature of these platforms because it’s important for a reason I think is somewhat non-obvious: even well-meaning gatekeepers slow innovation. When a platform is self-service, even the improbable ideas can get tried, because there’s no expert gatekeeper ready to say “that will never work!” And guess what – many of those improbable ideas do work, and society is the beneficiary of that diversity.

Kindle Direct Publishing has quickly taken on astonishing scale – more than a thousand KDP authors now each sell more than a thousand copies a month, some have already reached hundreds of thousands of sales, and two have already joined the Kindle Million Club. KDP is a big win for authors. Authors who use KDP get to keep their copyrights, keep their derivative rights, get to publish on their schedule – a typical delay in traditional publishing can be a year or more from the time the book is finished – and … saving the best for last … KDP authors can get paid royalties of 70%. The largest traditional publishers pay royalties of only 17.5% on ebooks (they pay 25% of 70% of the selling price which works out to be 17.5% of the selling price). The KDP royalty structure is completely transformative for authors. A typical selling price for a KDP book is a reader-friendly $2.99 – authors get approximately $2 of that! With the legacy royalty of 17.5%, the selling price would have to be $11.43 to yield the same $2 per unit royalty. I assure you that authors sell many, many more copies at $2.99 than they would at $11.43.

Kindle Direct Publishing is good for readers because they get lower prices, but perhaps just as important, readers also get access to more diversity since authors that might have been rejected by establishment publishing channels now get their chance in the marketplace. You can get a pretty good window into this. Take a look at the Kindle best-seller list, and compare it to the New York Times best-seller list – which is more diverse? The Kindle list is chock-full of books from small presses and self-published authors, while the New York Times list is dominated by successful and established authors.

Amazonians are leaning into the future, with radical and transformational innovations that create value for thousands of authors, entrepreneurs, and developers. Invention has become second nature at Amazon, and in my view the team’s pace of innovation is even accelerating – I can assure you it’s very energizing. I’m extremely proud of the whole team, and feel lucky to have a front row seat.

As always, I attach a copy of our original 1997 letter. Our approach remains the same, and it’s still Day 1!

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•

We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•

We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•

We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•

We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•

We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.